Exhibit 99.1

Iconix Reports Financial Results For The Fourth Quarter & Full Year 2017

NEW YORK, March 14, 2018 /PRNewswire/ —

•	Fourth quarter and full year 2017 licensing revenue of $52.3 million and $225.8 million, respectively

•	Completion of refinancing of 1.50% convertible notes

•	Reiterates full year 2018 revenue guidance and initiates net income and free cash flow guidance range

Iconix Brand Group, Inc. (Nasdaq: ICON) (“Iconix” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2017.

John Haugh, CEO of Iconix commented, “2017 continued to be a year of change as we refinanced our balance sheet and refined our business model. Importantly, we enter 2018 better positioned to leverage our brand portfolio anchored on our strategic focus to actively manage brands with our existing partners, while exploring new opportunities to expand our reach.”

Haugh further noted, “The launch of Starter with Amazon in 2017 and our recently announced multiyear agreement with Target for the Umbro brand demonstrates our ability to position our brands with the right long-term partners to maximize market presence and contribution to Iconix.

With our near-term debt obligations satisfied today, we are now able to apply renewed attention to our business initiatives and lay the foundation for sustained, organic growth.”

2018 Guidance:

•	Previously announced full year revenue guidance of $190 million to $220 million

•	On track to deliver approximately $12 million of full year cost-savings aligning expenses with revenue base

•	GAAP net income guidance of $7 million to $17 million, and $20 million to $30 million on a Non-GAAP basis

•	Full year free cash flow of approximately $50 million to $70 million

Non-GAAP net income and free cash flow are non-GAAP metrics, and reconciliation tables for each are included in this press release.

Unless otherwise noted, the following represents financial results for continuing operations only.

Fourth Quarter & Full Year 2017 Financial Results

Licensing Revenue:

For the fourth quarter of 2017, licensing revenue was $52.3 million, an 11% decline as compared to $58.8 million in the prior year quarter. Revenue in the fourth quarter of 2016 included approximately $4.0 million of licensing revenue from the Sharper Image brand which was sold in the fourth quarter of 2016 and $1.3 million of licensing revenue from the Company’s Southeast Asia joint venture which was deconsolidated in the second quarter of 2017. As a result, there was no comparable revenue for these items in the fourth quarter of 2017. Excluding Sharper Image and Southeast Asia, revenue declined approximately 2% for the fourth quarter of 2017.

For the full year 2017, licensing revenue was $225.8 million, an 11% decline as compared to $255.1 million in 2016. Revenue in 2016 included approximately $9.3 million of licensing revenue from the Sharper Image brand, $0.2 million of licensing revenue from the Badgley Mischka brand and $2.6 million of licensing revenue from the Southeast Asia joint venture, for which there was no comparable revenue in 2017. Excluding Sharper Image, Badgley Mischka and Southeast Asia, revenue declined approximately 7% for the full year 2017.

Segment Data (non-GAAP for exclusion of divested brands and deconsolidated territories):

($, 000’s)

Adjusted Revenue by Segment	Three Months ended Dec. 31,			Year ended Dec. 31,
($, 000’s)	2017	2016*	% Change	2017	2016*	% Change
Womens	20,013	18,763	7%	96,833	106,299	-9%
Mens	8,212	11,807	-30%	39,780	48,635	-18%
Home	6,132	6,547	-6%	28,807	29,096	-1%
International	17,942	16,358	10%	60,413	59,036	2%

Total Adjusted Revenue	52,299	53,475	-2%	225,833	243,066	-7%

*	Revenue is adjusted for revenue from Sharper Image, Badgley Mischka and the Southeast Asia joint venture

SG&A Expenses:

Total SG&A expenses in the fourth quarter of 2017 were $40.9 million, an 11% increase compared to $36.8 million in the fourth quarter of 2016. In the fourth quarter of 2017, SG&A included $2.5 million of special charges related to professional fees associated with the SEC investigation, the class action and derivative litigations, continuing correspondence with the Staff of the SEC, and costs related to the transition of Iconix management, as compared to approximately $3.9 million in the fourth quarter of 2016. These special charges are excluded from the Company’s non-GAAP net income and EPS. Excluding special charges, SG&A expenses were up 17% in the fourth quarter of 2017. The increase was primarily related to greater advertising expense in the fourth quarter versus the prior year due to a shift from third to fourth quarter spending in 2017. Stock based compensation was $4.9 million in the fourth quarter of 2017, as compared to $2.1 million in the fourth quarter of 2016.

For the full year 2017, total SG&A expenses were $114.6 million, an 11% decrease as compared to $128.8 million in 2016. In 2017, SG&A included $9.6 million of special charges related to professional fees associated with the SEC investigation, the class action and derivative litigations, continuing correspondence with the Staff of the SEC and costs related to the transition of Iconix management, as compared to $14.3 million in 2016. Excluding special charges, SG&A expenses were down 8% for the full year 2017. Stock based compensation was $8.7 in 2017, as compared to $6.6 million in 2016.

Trademark, Goodwill and Investment Impairment:

In the fourth quarter of 2017, the Company recorded a non-cash trademark impairment charge of $4.1 million in the home segment and a $7.6 million impairment in the international segment which is included in equity earnings on joint ventures. The Company also recorded a non-cash investment impairment charge of $16.8 million related to the MG Icon joint venture which owns the Material Girl brand.

For the full year 2017, the Company recorded a non-cash trademark impairment charge of $525.7 million, comprised of $227.6 million in the women’s segment, $135.9 million in the men’s segment, $73.5 million in the home segment and $88.7 million in the international segment to reduce various trademarks in those segments to fair value. We also recorded an additional trademark impairment of $7.6 million in the international segment which is included in equity earnings on joint ventures. The Company recorded a non-cash goodwill impairment charge of $103.9 million due to impairment of goodwill in the women’s segment, men’s segment and home segment of $73.9 million, $1.5 million and $28.4 million, respectively. The Company also recorded a non-cash investment impairment charge of $16.8 million related to the MG Icon joint venture which owns the Material Girl brand.

Operating Income:

Adjusted Operating Income by Segment*	Three Months ended Dec. 31,			Year ended Dec. 31,
($, 000’s)	2017	2016	% Change	2017	2016	% Change
Womens	16,689	15,108	10%	87,932	94,424	-7%
Mens	(957)	7,366	NA	19,043	30,322	-37%
Home	5,110	5,385	-5%	25,271	23,902	6%
International	9,763	8,053	21%	31,430	30,739	2%
Corporate	(18,017)	(17,189)	-5%	(50,595)	(59,824)	15%

Adjusted Operating Income	12,588	18,723	-33%	113,081	119,563	-5%

Adjusted Operating Margin by Segment*	Three Months ended Dec. 31,			Year ended Dec. 31,
	2017	2016	Var	2017	2016	Var
Womens	83%	81%	2%	91%	89%	2%
Mens	-12%	62%	-74%	48%	62%	-14%
Home	83%	82%	1%	88%	82%	6%
International	54%	49%	5%	52%	52%	0%

Adjusted Operating Margin	24%	35%	-11%	50%	49%	1%

*	Excludes trademark & goodwill impairment, loss on termination of licensees, divested brands, gain on deconsolidation of joint ventures and gain related to sale of trademarks. A reconciliation table can be found at the end of this press release

Operating loss for the fourth quarter of 2017 was $18.3 million, as compared to a loss of $388.2 million in the fourth quarter of 2016. Operating loss for the full year 2017 was $564.7 million, as compared to a loss of $272.8 million in 2016.

Operating loss in the fourth quarter of 2017 included trademark and investment impairments of $28.5 million and a loss on termination of licenses of $2.4 million. Excluding these items, Adjusted Operating Income for the fourth quarter of 2017 was approximately $12.6 million. Operating loss in the fourth quarter of 2016 included trademark, goodwill and investment impairments of $438.1 million, $3.0 million of income related to the Sharper Image brand as well as a $28.1 million gain on the sale of the Sharper Image trademark, and as a result there is no comparable income in the current period. Noting the items above, Adjusted Operating Income in the fourth quarter of 2017 decreased approximately $6.1 million.

Operating loss for the full year 2017 included trademark, goodwill and investment impairments of $654.0 million, a loss on termination of licenses of $28.4 million, a gain on sale of trademarks of $0.9 million and a gain on deconsolidation of joint ventures of $3.8 million. Excluding these items, Adjusted Operating Income for the full year 2017 was approximately $113.1 million. Operating loss for the full year of 2016 included trademark and goodwill impairments of $438.1 million, $7.6 million of income related to Sharper Image and Badgley Mischka brands as well as a $38.1 million gain on the sale of trademarks. Adjusting for the items above, Adjusted Operating Income for the full year 2017 decreased approximately $6.5 million.

Interest Expense:

Interest expense in the fourth quarter of 2017 was $21.8 million, as compared to interest expense of $17.2 million in the fourth quarter of 2016. The Company’s reported interest expense includes non-cash interest related to its outstanding convertible notes of approximately $4.6 million in the fourth quarter of 2017 and approximately $4.1 million in the fourth quarter of 2016.

Interest expense for the full year 2017 was approximately $67.9 million, as compared to interest expense of $76.9 million in 2016. The Company’s reported interest expense includes non-cash interest related to its outstanding convertible notes of $16.9 million in 2017 and $22.4 million in 2016.

Other Income:

For the full year 2017, the Company recognized a $2.7 million gain related to a payment received from the sale of its minority interest in Complex Media last year, as compared to a gain of $17.5 million in 2016, primarily related to the Company’s sale of its minority interest in Complex Media and the recoupment of unearned incentive compensation from the Company’s former CEO.

For the full year 2017 the Company recognized a loss of $20.9 million related to the early extinguishment of a portion of the Company’s term loan and the repurchase of a portion of the Company’s 2018 convertible notes. This compares to a $5.9 million loss in 2016 related to the early extinguishment of certain debt partially offset by a gain related to the repurchase of a portion of the Company’s 2018 convertible notes at a discount.

Provision for Income Taxes:

The effective income tax rate for the fourth quarter of 2017 is approximately 165.5% which resulted in a $66.8 million income tax benefit, as compared to an effective income tax rate of 25.2% in the prior year quarter which resulted in a $103.3 million income tax benefit. The increase in the effective tax rate for the fourth quarter is related to the reduced U.S. corporate tax rate signed into law in December and the Company’s ability to reduce its valuation allowance on deferred tax assets from the third quarter, which generated a large benefit on its pretax loss.

The effective income tax rate for the full year 2017 is approximately 14.7% which resulted in a $96.0 million income tax benefit, as compared to an effective income tax rate of 23.3% in 2016 which resulted in a $78.1 million income tax benefit.

The decrease in the full year effective tax rate is primarily a result of the establishment of a $80.8 million valuation allowance on the Company’s deferred tax assets as well as a charge due to the reduction of the U.S. corporate tax rate signed into law in December which reduced its gross deferred tax assets. Both have the effect of reducing the tax benefit related to the impairment, which lowers the effective tax rate.

GAAP Net Income and GAAP Diluted EPS:

GAAP net income from continuing operations for the fourth quarter of 2017 reflects income of $24.7 million as compared to a loss of $293.9 million in the fourth quarter of 2016. GAAP diluted EPS from continuing operations for the fourth quarter of 2017 reflects income of $0.40 as compared to a loss of $5.23 in the fourth quarter of 2016.

For the full year 2017, GAAP net loss from continuing operations is $535.3 million, as compared to a net loss from continuing operations of $254.5 million in 2016. GAAP diluted EPS from continuing operations for 2017 reflects a loss of $9.47 as compared to a loss of $4.86 in 2016.

Non-GAAP Net Income and Non-GAAP Diluted EPS:

Non-GAAP net income from continuing operations for the fourth quarter of 2017 was $3.6 million, an 84% decrease as compared to $22.1 million in the fourth quarter of 2016. Non-GAAP diluted EPS from continuing operations for the fourth quarter of 2017 was $0.06 as compared to $0.39 in the fourth quarter of 2016.

Non-GAAP net income from continuing operations for the full year 2017 was $45.0 million, a 34% decrease as compared to $68.7 million in 2016. Non-GAAP diluted EPS from continuing operations for 2017 was $0.78 as compared to $1.31 in 2016.

Balance Sheet and Liquidity:

($, 000’s)	Dec. 31, 2017	Current*
Cash Summary:
Unrestricted Domestic Cash (wholly owned)	38,236	25,907
Unrestricted Domestic Cash (in consolidated JV’s)	14,943	22,462
Unrestricted International Cash	12,748	12,717
Restricted Cash	48,766	37,536

Total Cash	$114,693	$98,622

Debt Summary:
Senior Secured Notes	408,174	397,501
1.50% Convertible Notes	236,183	—
5.75% Convertible Notes	—	117,248
Variable Funding Note	100,000	100,000
Senior Secured Term Loan	82,837	192,837

Total Debt (Face Value)	$827,194	$807,586

*	Estimated as of March 7, 2018 and pro forma for the funding of the $110 million draw from the senior secured term loan, net of original issue discount and fees and repayment of the 1.50% convertible notes

During the fourth quarter of 2017, the Company amended its senior secured term loan and reduced the size of the credit facility by $75 million to $225 million.

As previously disclosed, on February 22, 2018, the Company exchanged $125 million aggregate principal amount of 1.50% convertible senior subordinated notes due March 15, 2018 (the “1.50% Convertible Notes”) for $125 million aggregate principal amount of new 5.75% convertible senior subordinated secured second lien notes due 2023 (“5.75% Convertible Notes”). Today, the

Company drew down $110 million under its senior secured term loan and used those proceeds, along with cash on hand, to make a payment to the trustee under the indenture governing the 1.50% Convertible Notes in an amount to repay the remaining 1.50% Convertible Notes at maturity on March 15, 2018.

Free Cash Flow:

2017 Free Cash Flow Reconciliation: (3)

($, 000’s)

	Three Months Ended Dec. 31,			Full Year
	2017	2016	% Change	2017	2016	% Change
Net cash provided by operating activities	$9,757	$68,859	-86%	$12,854	$134,840	-90%
Plus: Cash related to Disc Ops sale	—	—		36,272	—
Plus: Cash from sale of trademarks and related notes receivable	1,937	8,458		8,864	14,595
Plus: Cash from notes receivable from licensees	—	4,112		1,250	11,962
Plus: Cash from sale of Nick Graham	—	—		2,561	—
Plus: Cash from sale of equity interest in BBC Ice Cream	—	—		—	3,500
Plus: Cash from sale of Badgley Mischka	—	—		375	14,000
Plus: Cash from sale of Sharper Image	—	98,250		500	98,250
Plus: Cash from sale of equity interest in China	—	—		—	15,415
Less: Capital Expenditures	(41)	(674)		(870)	(1,518)
Less: Distributions to non-controlling interests	(1,341)	(4,695)		(5,191)	(14,016)

Free Cash Flow from operations	$10,312	$174,310	-94%	$56,615	$277,028	-80%

The Company generated $10.3 million of free cash flow in the fourth quarter of 2017, a 94% decrease as compared to $174.3 million in the fourth quarter of 2016. In 2017, the Company generated $56.6 million of free cash flow, an 80% decrease as compared to $277.0 million in 2016. In 2016 the Company received $98.3 million of cash related to the sale of the Sharper Image brand.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE’S®, BONGO®, JOE BOXER®, RAMPAGE®, MUDD®, MOSSIMO®, LONDON FOG®, OCEAN PACIFIC®, DANSKIN®, ROCAWEAR®, CANNON®, ROYAL VELVET®, FIELDCREST®, CHARISMA®, STARTER®, WAVERLY®, ZOO YORK®, UMBRO®, LEE COOPER®, ECKO UNLTD.®, MARC ECKO®, and ARTFUL DODGER®. In addition, Iconix owns interests in the MATERIAL GIRL®, ED HARDY®, HYDRAULIC®, TRUTH OR DARE®, MODERN AMUSEMENT®, BUFFALO® and PONY® brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company’s beliefs and expectations about future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. These statements are based on the Company’s beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company’s business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company’s ability to control or predict. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company’s licensees to maintain their license agreements or to produce and market products bearing the Company’s brand names, the Company’s ability to retain and negotiate favorable licenses, the Company’s ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:

David K. Jones

Executive Vice President and Chief Financial Officer

Iconix Brand Group, Inc.

djones@iconixbrand.com

212-819-2069

Unaudited Condensed Consolidated Income Statements

($, 000’s, except earnings per share data)

	Three Months Ended Dec, 31,			Year Ended Dec. 31,
	2017	2016	% Change	2017	2016	% Change
Licensing revenue	52,299	58,801	-11%	225,833	255,143	-11%
Selling, general and administrative expenses	40,904	36,783	11%	114,606	128,759	-11%
Loss on termination of licenses	2,380	—		28,360	—
Depreciation and amortization	638	700		2,455	2,793
Equity loss (earnings) on joint ventures	5,734	(448)		3,259	(3,578)
Gain on deconsolidation of joint venture	—	—		(3,772)	—
Gain on sale of trademarks	—	(28,113)		(875)	(38,104)
Goodwill Impairment	—	18,331		103,877	18,331
Trademark Impairment	4,073	419,762		525,726	419,762
Investment Impairment	16,848	—		16,848	—

Operating income (loss)	(18,278)	(388,214)	-95%	(564,651)	(272,820)	107%
Other (income) expenses
Interest expense	21,807	17,174		67,901	76,925
Interest income	(59)	(218)		(480)	(904)
Other income, net	—	(7,328)		(2,650)	(17,508)
Loss on extinguishment of debt, net	—	14,376		20,939	5,903
Foreign currency translation loss (gain)	315	(1,899)		3,071	(1,287)

Other expenses—net	22,063	22,105	0%	88,781	63,129	41%
Income (loss) before income taxes	(40,341)	(410,319)	-90%	(653,432)	(335,949)	95%
Provision (benefit) for income taxes	(66,757)	(103,282)	-35%	(95,977)	(78,125)	23%

Net income (loss)	26,416	(307,037)	-109%	(557,455)	(257,824)	116%

Less: Net income (loss) attributable to non-controlling interest	1,673	(13,124)	-113%	(22,177)	(3,326)	567%

Net income (loss) attributable to Iconix Brand Group, Inc.	24,743	(293,909)	-108%	(535,278)	(254,498)	110%

Income (loss) from discontinued operations, before income taxes	(650)	(2,465)	-86%	48,968	8,316	489%
Less: Net income attributable to non-controlling interest from discontinued operations	6	1,174	NA	2,943	5,952	-51%

Net income (loss) from discontinued operations attributable to Iconix Brand Group, Inc.	(656)	(3,639)	-91%	46,025	2,364	1847%

Net income (loss) attributable to Iconix Brand Group, Inc.	24,087	(297,548)	-108%	(489,253)	(252,134)	94%

Earnings (loss) per share—basic:
Continuing operations	0.40	(5.23)	-107%	(9.47)	(4.86)	95%
Discontinued operations	(0.01)	(0.06)	-83%	0.81	0.05	1520%

Earnings (loss) per share—basic	0.39	(5.30)	-107%	(8.66)	(4.82)	80%

Earnings (loss) per share—diluted:
Continuing operations	0.40	(5.23)	-107%	(9.47)	(4.86)	95%
Discontinued operations	(0.01)	(0.06)	-83%	0.81	0.05	1620%

Earnings (loss) per share—diluted	0.39	(5.30)	-107%	(8.66)	(4.82)	80%

Weighted average number of common shares outstanding:
Basic	57,203	56,147	2%	57,112	52,338	9%

Diluted	57,203	56,147	2%	57,112	52,338	9%

Adjusted Revenue Reconciliation for the Three Months Ended Dec. 31, 2016:

($, 000’s)

	GAAP	Divested Brands	Adjusted Revenue
Womens	18,773	(10)	18,763
Mens	11,807	—	11,807
Home	10,542	(3,995)	6,547
International	17,679	(1,321)	16,358

Total Revenue	58,801	(5,326)	53,475

Adjusted Revenue Reconciliation for the Twelve Months Ended Dec. 31, 2016:

($, 000’s)

	GAAP	Divested Brands	Adjusted Revenue
Womens	106,527	(228)	106,299
Mens	48,635	—	48,635
Home	38,370	(9,274)	29,096
International	61,611	(2,575)	59,036

Total Revenue	255,143	(12,077)	243,066

Adjusted Operating Income Reconciliation for the Three Months Ended Dec. 31: (1)

($, 000’s)

	GAAP		Impairment		Loss on Terminations		Gain on Sale of Trademarks		Income from Divested Brands		Adjusted Operating Income
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Women’s	16,689	(16,360)	—	31,478	—	—	—	—	—	(10)	16,689	15,108
Men’s	(3,336)	(155,530)	—	162,896	2,380	—	—	—	—	—	(957)	7,366
Home	1,037	(41,575)	4,073	49,993	—	—	—	—	—	(3,033)	5,110	5,385
International	2,195	(185,672)	7,568	193,725	—	—	—	—	—	—	9,763	8,053
Corporate	(34,864)	10,924	16,848	—	—	—	—	(28,113)	—	—	(18,017)	(17,189)

Total Op. Income	(18,278)	(388,214)	28,489	438,092	2,380	—	—	(28,113)	—	(3,043)	12,588	18,723

Adjusted Operating Income Reconciliation for the Twelve Months Ended Dec. 31: (1)

($, 000’s)

	GAAP		Impairment		Loss on Terminations		Gain on Sale of Trademarks and JV Deconsolidation		Income from Divested Brands		Adjusted Operating Income
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Women’s	(215,570)	62,565	301,502	31,478	2,000	—	—	—	—	381	87,932	94,424
Men’s	(144,779)	(132,574)	137,462	162,896	26,360	—	—	—	—	—	19,043	30,322
Home	(76,680)	(18,105)	101,951	49,993	—	—	—	—	—	(7,986)	25,271	23,902
International	(64,826)	(162,986)	96,256	193,725	—	—	—	—	—	—	31,430	30,739
Corporate	(62,796)	(21,720)	16,848	—	—	—	(4,647)	(38,104)	—	—	(50,595)	(59,824)

Total Op. Income	(564,651)	(272,820)	654,019	438,092	28,360	—	(4,647)	(38,104)	—	(7,605)	113,081	119,563

Non-GAAP Net Income (Loss) & Diluted EPS Reconciliation: (2)

($, 000’s, except per share data)

	NET INCOME			EPS
	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
	2017	2016	% Change	2017	2016	% Change
GAAP net income (loss) & EPS from continuing operations attributable to Iconix (1)	24,743	(293,909)	-108%	$0.40	($5.23)	-107%

Add:
non-cash interest related to ASC 470	4,618	4,059		$0.08	$0.06
loss on extinguishment of debt	—	14,376		$0.00	$0.26
loss on termination of licenses	2,380	—		$0.04	$0.00
trademark, goodwill & investment impairment	28,489	438,093		$0.50	$7.80
special charges	2,520	3,866		$0.04	$0.07
settlement w/ former CEO of unearned compensation	—	(7,263)		$0.00	($0.13)
foreign currency translation gain/(loss)	317	(1,904)		$0.01	($0.03)
Deduct:
Income taxes related to above	(12,291)	(117,781)		($0.21)	($2.10)
Valuation Allowance	(81,771)	—		($1.43)	$0.00
Tax Rate Reduction due to tax reform	34,205	—		$0.60	$0.00
non-controlling interest	376	(17,390)		$0.01	($0.31)
Accretion of redeemable non-controlling interest	—	—		$0.04	$0.00

Net Adjustments	(21,157)	316,056		($0.33)	$5.62

Non-GAAP net income & EPS from continuing operations attributable to Iconix	3,586	22,147	-84%	$0.06	$0.39	-84%

	NET INCOME			EPS
	Twelve Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
	2017	2016	% Change	2017	2016	% Change
GAAP net income (loss) & EPS from continuing operations attributable to Iconix (1)	(535,278)	(254,498)	-110%	($9.47)	($4.86)	-95%

Add:
non-cash interest related to ASC 470	16,943	22,398		$0.29	$0.43
gain on sale of Complex Media	(2,728)	(10,164)		($0.05)	($0.19)
gain on deconsolidation of JV	(3,772)	—		($0.07)	$0.00
loss on extinguishment of debt	20,939	5,903		$0.37	$0.11
loss on termination of licenses	28,360	—		$0.50	$0.00
trademark & goodwill impairment	654,019	438,093		$11.45	$8.37
special charges	9,638	14,314		$0.17	$0.27
settlement w/ former CEO of unearned compensation	—	(7,263)		$0.00	($0.14)
foreign currency translation gain/(loss)	3,072	(1,286)		$0.05	($0.02)
Deduct:
Income taxes related to above	(237,006)	(121,537)		($4.15)	($2.32)
Valuation Allowance	89,210	—		$1.56	$0.00
Tax Rate Reduction due to tax reform	34,205	—		$0.60	$0.00
non-controlling interest	(32,616)	(17,284)		($0.57)	($0.33)
Accretion of redeemable non-controlling interest	—	—		$0.10	$0.00

Net Adjustments	580,264	323,174		$10.25	$6.17

Non-GAAP net income & EPS from continuing operations attributable to Iconix	44,986	68,676	-34%	$0.78	$1.31	-38%

Forecasted Reconciliation of Net Income: (2)

($, 000’s)

	Year Ending
	Dec. 31, 2018
	Low	High
Forecasted GAAP Net Income	$6,700	$16,700

Adjustment for non-cash interest related to ASC 470, net of tax	8,000	8,000
Special charges, net of tax	6,000	6,000
Gain on sale of Investment	(700)	(700)

Net Adjustments	13,300	13,300

Forecasted Non-GAAP Net Income	$20,000	$30,000

Forecasted Reconciliation of Free Cash Flow: (3)

($, 000’s)

	Year Ending Dec. 31, 2018
	Low	High
Net cash provided by operating activities	$61,700	$79,200
Plus: Cash from sale of trademarks and notes receivable	2,800	5,300
Plus: Cash from notes receivable from licensees	2,500	2,500
Less: Capital Expenditures	(1,000)	(1,000)
Less: Distributions to non-controlling interests	(16,000)	(16,000)

Free Cash Flow Guidance	$50,000	$70,000

Footnotes

(1)	Adjusted operating income, a non-GAAP financial measure represents operating income, less trademark, goodwill and investment impairment charges, loss on termination of licensees, gains on sales of trademarks and joint venture deconsolidations and income from divested brands. The Company believes this is a useful financial measure in evaluating its financial condition because it is more reflective of the Company’s business purpose, operations and cash expenses.
(2)	Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash, non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company’s business purpose, operations and cash expenses.

Based on the average closing stock price for the quarters ended December 31, 2017 and December 31, 2016, there were no potential dilutive shares related to our convertible notes for GAAP purposes.

(3)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance shareholder value.